To:

Far East Energy Corporation

363 N. Sam Houston Parkway E. Ste. 380

Houston, Texas 77060

Attn: Bruce Huff

May __, 2012

Dear Bruce:

We refer to the Facility Agreement dated as of 28 November 2011 (as amended, the “Facility Agreement”), among Far East Energy (Bermuda), Ltd., Far East Energy Corporation, acting as Guarantor and Standard Chartered Bank, acting as Lender. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Facility Agreement.

We write in response to your recent request to:

1.	exercise the option to extend the maturity date under the facility by 3 months in accordance with section 6.2 (Extension Option) of the Facility Agreement; provided that the extension will be effective only upon the date (the “Extension Date”) of the delivery by the Borrower or the Guarantor to the Lender of an extension notice together with either (x) reasonable evidence of an offer in connection with a potential strategic transaction involving the Guarantor or (y) a refinancing plan, in each case, acceptable in form and substance to the Lender (acting in its sole discretion) and if at the time of the delivery to the Lender of such information, no Default has occurred and is continuing;

2.	waive the right of first refusal set forth in section 21.21(a) (Future Mandate) of the Facility Agreement to lead arrange any long term financing of the Project or any existing or future asset of the Guarantor (for the avoidance of doubt, all parties recognize and reaffirm that any additional financial indebtedness that is incurred would, in accordance with section 21.16(c) (Financial Indebtedness) of the Facility Agreement be used to prepay in full the Loans);

3.	waive until the Termination Date of August 30, 2012 the event of default under section 22.18 (Ministry of Commerce Approval) of the Facility Agreement that would arise on May 30, 2012 if the relevant Ministry of Commerce approval is not obtained by such date; provided that the Borrower agrees to procure a written update (as further described in the amendment letter) from CUCBM on the progress of the MOFCOM approval if such approval is not obtained by June 30, 2012; and

4.	confirm that the Lender will extend its commitment to make available amounts in excess of U.S.$ 20,000,000 for the period from May 30, 2012 until August 30, 2012 (if the Borrower has failed to obtain the relevant MOFCOM approval by August 30, 2012, any unused commitments (i.e., U.S.$ 5 million) will be cancelled); provided, however, that all conditions precedent to draw such amounts, including, without limitation, the condition set forth in section 4.2(f) of the Facility Agreement (i.e., provision of satisfactory evidence of approval by the MOFCOM of the extension of the PSC), will remain unmodified; provided, further, that such amounts would only be available if (x) updates (reasonably satisfactory to the Lender in form and substance) are provided at the time of such proposed drawdown regarding: (i) the status of the strategic transaction process; and (ii) the status of arrangements for third party financings; and (y) such amounts would be used to meet expenses that are paid with at least 50% of funds from sources other than the drawdown proceeds.

In consideration for our agreement to such requests, you have offered to provide:

a.	updates (reasonably satisfactory to us in form and substance) on the following items:

•	status of the MOFCOM approval process;

•	status of the strategic transaction process;

•	status of arrangements for third party financings; and

•	cash flow statement (including sources and uses of funds through the Termination Date); and

b.	an agreed capital expenditure plan through the final maturity of the bridge, together with monthly updates on the status of cash expenditures

c.	additional control over the Borrower’s and Guarantor’s accounts that are currently outside the Security (and therefore not governed by the Account Charge Agreement), including:

•	provision at the beginning of each month of account balance updates for all accounts of Borrower and Guarantor, together with projected expenses to be paid over the following month and the provision of a reconciliation report reconciling such projected expenses to the actual expenses incurred for the applicable month, which reconciliation report shall be provided within ten (10) Business Days following the last day of the month covered by the account balance and projected expense report;

•	amendment of the Account Charge Agreement (or a new account control agreement shall be entered into) to ensure that such accounts are subject to the Security (other than accounts to the extent that the funds held therein are used for payroll, the payment of employment withholding and related Taxes or the funding of an employee benefit plan and other accounts to the extent in which a lien thereon is prohibited by operation of law or as agreed to by the Lender); provided, however, that the Borrower and/or Guarantor may continue to temporarily invest the balances in such revenue generating investments (such investments would be allowed pursuant to a “permitted investments” regime); and

•	prior to the payment of any expenses by the Borrower or the Guarantor, the Lender shall have the right to approve such expenses (such approval to not to be unreasonably withheld or delayed), unless such expenses are either:

(i) incurred by the Borrower or the Guarantor (as applicable) in the ordinary course of business consistent with past practice and (a) is reasonably necessary in the Borrower’s or the Guarantor’s respective business or (b) relate to a contractual obligation of the Borrower or the Guarantor (as applicable) in existence on or prior to the date hereof or

(ii) incurred by the Borrower or the Guarantor (as applicable) in connection with the due diligence, negotiation or execution of any strategic transaction involving the Borrower or the Guarantor or any financing or equity fund raising of the Borrower or the Guarantor and such expenses are reasonably determined to be in the best interests of the Borrower or the Guarantor; provided that from and after the date hereof, without the approval of the Lender (such approval not to be unreasonably withheld or delayed) such expenses incurred under this clause (ii) shall not exceed the greater of U.S.$ 250,000 each calendar month and an average of U.S.$ 250,000 during any three calendar month period; provided further that, notwithstanding the foregoing, the Borrower or the Guarantor (as applicable) may pay such expenses if the Borrower shall provide to the Lender a report that is accepted by the Lender (acting reasonably) reflecting that the Group has sufficient liquidity to meet its reasonably expected expenses through the earlier of the Termination Date and the date of the consummation of any strategic transaction.

d.	a one-time amendment fee of U.S.$ 800,000 (inclusive of the U.S.$ 500,000 extension fee, set forth in section 6.2(b) (Extension Option) of the Facility Agreement), primarily payable for the exercise of the extension option, the waiver of the right of first refusal and the extension of the commitment to make available amounts in excess of U.S.$ 20,000,000 for the period from May 30, 2012 until August 30, 2012. Such fee would be capitalized with U.S.$ 300,000 of such fee payable within 10 days of the date that the amendments are agreed (and the related amendment letter is executed) and the remainder payable on the later of (1) the Extension Date and (2) the earlier of (i) August 30, 2012, (ii) the date that any additional amount is drawn under the Facility Agreement (with the proceeds of such draw) and (iii) the date that amounts are drawn under any third party financing (with the proceeds of the first draw of such financing).

We have considered this request and are prepared to proceed on the terms described above and in the attached form of amendment letter.

We have attached a form of amendment letter that would implement this proposed amendment. Please do not hesitate to contact us with any comments or questions.

Regards,

__________________

For and on behalf of Standard Chartered Bank

Name:

Title:

Schedule I

Form of Amendment Letter

This amendment letter agreement (this “Letter”) is made this ____ day of May, 2012 among:

(i)	Far East Energy (Bermuda), Ltd., acting as Borrower (and any successors and assigns in such capacity);

(ii)	Far East Energy Corporation, acting as Guarantor (and any successors and assigns in such capacity); and

(iii)	Standard Chartered Bank, acting as Lender (and any successors and assigns in such capacity).

We refer to the Facility Agreement dated as of 28 November 2011 (as amended, the “Facility Agreement”), among Far East Energy (Bermuda), Ltd., Far East Energy Corporation, acting as Guarantor and Standard Chartered Bank, acting as Lender. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Facility Agreement.

The parties hereto wish to execute this Letter in order to reflect their agreement that, effective as of the Lender’s confirmation that the Lender’s legal counsel has confirmed that all of the Guarantor’s and Borrower’s accounts are subject to the Security (and the Account Charge Agreement has been amended accordingly)):

A.	The Facility Agreement is amended as follows:

1.	effective on the delivery to the Lender by the Borrower or the Guarantor of: (x) an extension notice and (y)(i) reasonable evidence of an offer in connection with a potential strategic transaction involving the Guarantor, the proceeds of which would be used to prepay in full the Loans; or (ii) a refinancing plan for the Facility; in each case, in form and substance acceptable to the Lender (acting in its sole discretion), and provided that, at the time of such delivery, no Default is continuing, the Lender confirms that the requirements of Section 6.2 (Extension option) shall have been met (such date on which all of the terms and conditions of this Section A(1) are satisfied, the “Extension Date”) and accordingly, the definition of “Termination Date”, as set forth in Section 1.1 (Definitions) is amended and restated to read as follows:

“Termination Date” means the date which is 12 Months after the date of this Agreement (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).”

2.	the Lender hereby waives its right of first refusal to lead arrange any long term financing of the Project or any existing or future asset of the Guarantor or the right to act as joint or sole lead manager or joint book-runner in respect of any relisting or equity fundraising of the Guarantor, as set forth in section 21.21 (Future Mandate) of the Facility Agreement (for the avoidance of doubt, all parties recognize and reaffirm that any additional financial indebtedness that is incurred or proceeds that are raised would, in accordance with section 21.16(c) (Financial Indebtedness) of the Facility Agreement be used to prepay in full the Loans);

3.	the Lender hereby waives its rights under Section 22.18 (Ministry of Commerce approval) until the Termination Date (then in-effect pursuant to paragraph A1 above); provided that, if the approval by the Ministry of Commerce, the government of the PRC of the extension of the PSC as contemplated in the Fifth Modification Agreement, is not received by June 30, 2012, the Borrower shall procure that CUCBM provides the Lender with a written update by June 30, 2012 regarding the status of such approval, in form and substance acceptable to the Lender (acting in its sole discretion), which shall include background as to: (i) the reason for the delay in receiving such approval by such date; (ii) CUCBM’s estimate of the date that such approval would be received; and (iii) CUCBM’s view of the remaining steps that need to be taken for such approval to be obtained. The failure to provide an acceptable report shall result in an immediate Default.

4.	Section 5.5 (Cancellation of Commitment) is hereby amended by adding at the end of such section: “; provided, however, that if the Borrower has failed, within nine months of the date of the first Utilisation under this Facility, to provide to the Lender satisfactory evidence of approval by the Ministry of Commerce, the government of the PRC of the extension of the PSC as contemplated in the Fifth Modification Agreement, the Commitment which, at that time, is unutilised shall be immediately cancelled.”.

5.	Clause (ii)(c) of Section 4.2(f) (Further conditions precedent) is hereby amended by adding the following at the end of such clause:

“, the Borrower has provided to the Lender a written update regarding the status of (x) any potential strategic transaction involving the Guarantor, the proceeds of which would be used to prepay in full the Loans; and (y) the refinancing plan for the Facility; in each case, in form and substance acceptable to the Lender (acting in its sole discretion) and the Borrower may utilize the proceeds of such draw to meet expenses only if at least 50% of such expenses are able to be satisfied with funds from sources other than the drawdown proceeds.”

6.	Clause (h) of Section 19.3 (Information: miscellaneous) is hereby amended by adding the following at the end of such clause:

“and an update on the status of the Borrower’s and the Guarantor’s cash expenditures through to the Termination Date; provided, further, that as soon as reasonably practicable, and, in any case, no later than May 30, 2012, the Borrower and the Guarantor shall provide to the Lender a plan (acceptable in form and substance to the Lender) for capital expenditure through to the Termination Date”.

B.	As soon as reasonably practicable, and, in any case, no later than 30 days after the date of this Letter, the Account Charge Agreement shall be amended (or a new account control agreement shall be entered into) to provide for the following (the amendments documentation will be prepared and circulated under separate cover):

1.	provision at the beginning of each month of account balance updates for all accounts of the Borrower and the Guarantor, together with (i) projected fees and expenses to be paid over the following month and the provision of a reconciliation report reconciling such projected expenses to the actual expenses incurred for the applicable month, which reconciliation report shall be provided to the Lender within ten (10) Business Days following the last day of the month covered by the account balance and projected expense report;

2.	creation of security over the balances in all accounts of the Borrower and the Guarantor (other than accounts to the extent that the funds held therein are used for payroll, the payment of employment withholding and related Taxes or the funding of an employee benefit plan and other accounts to the extent in which a lien thereon is prohibited by operation of law or as agreed to by the Lender) (in addition to the security already created over the accounts currently subject to the Account Charge Agreement); provided, however, that the Borrower may continue to temporarily invest the balances in such revenue generating investments (such investments would be allowed pursuant to a “permitted investments” regime); and

3.	prior to the payment of any expense by the Borrower or the Guarantor (as applicable), the Lender shall have the right to approve such expenses (such approval not to be unreasonably withheld or delayed), unless such expenses are either: (a) incurred by the Borrower or the Guarantor (as applicable) in the ordinary course of business consistent with past practice and (i) are reasonably necessary in the Borrower’s or the Guarantor’s respective business or (ii) relate to a contractual obligation of the Borrower or the Guarantor in existence on or prior to the date hereof or (b) incurred by the Borrower or the Guarantor (as applicable) in connection with the due diligence, negotiation or execution of any strategic transaction involving the Borrower or the Guarantor or any financing or equity fund raising of the Borrower or the Guarantor and such expenses are reasonably determined to be in the best interests of the Borrower or the Guarantor; provided that from and after the date hereof, without the approval of the Lender (such approval not to be unreasonably withheld or delayed) such expenses incurred under this subclause 3(b) shall not exceed the greater of U.S.$ 250,000 each calendar month and an average of U.S.$ 250,000 during any three calendar month period; provided further that, notwithstanding the foregoing, the Borrower or the Guarantor (as applicable) may pay such expenses if the Borrower shall provide to the Lender a report that is accepted by the Lender (acting reasonably) reflecting that the Group has sufficient liquidity to meet its reasonably expected expenses through the earlier of the Termination Date and the date of the consummation of any strategic transaction.

C.	Subject to terms and conditions of this Section C, the parties hereby agree that in consideration of the amendments above, a one-time amendment fee of U.S.$ 800,000 (the “Amendment Fee”). The Amendment Fee will be due on the date hereof and will be payable as follows:

1.	U.S.$ 300,000 of the Amendment Fee will be payable within 10 days of the date hereof and;

2.	the remainder of the Amendment Fee will be payable on the the later of (i) the Extension Date and (ii) the earlier of:

a.	August 30, 2012;

b.	the date that any additional amount is drawn under the Facility Agreement other than the payment described in paragraph C(1) above, with the proceeds of such draw; and

c.	the date that amounts are drawn under any third party financing pursuant to section 21.16(c) (Financial Indebtedness) of the Facility Agreement, with the proceeds of the first draw of such financing; and

3.	the Borrower or Guarantor may make such payments as cash payments via wire transfer to the Lender; provided, however, to the extent that the Amendment Fee is not paid on the relevant due date by the Borrower or Guarantor through a cash payment, such amount due will be deemed drawn from the then remaining un-cancelled, undrawn Commitment available; provided, further, that, to the extent that any relevant condition precedent to make such payment has not been met, the Parties agree to waive such condition to make such drawing.

This Letter may be executed in counterparts, all of which together shall constitute a single instrument. Additionally, any party hereto may execute this Letter by facsimile or other electronic means, and any counterpart so executed shall be treated for all purposes as the original signature of the relevant party.

The Facility Agreement and the other Finance Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

This Letter shall be governed by and construed in accordance with the laws of the State of New York, and the other provisions of Section 12 (Governing Law and Enforcement) of the Facility Agreement are hereby incorporated herein as if set forth in this Letter.

___________________________________

for and on behalf of Far East Energy (Bermuda), Ltd., acting as Borrower

Name:

Title:

___________________________________
for and on behalf of Far East Energy Corporation, acting as Guarantor

Name:

Title:

___________________________________
for and on behalf of Standard Chartered Bank, acting as Lender

Name:

Title: